HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 06-018	Contacts:	Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner DRG&E / 832-594-4004

HORNBECK OFFSHORE PRICES $220 MILLION

OFFERING OF 1.625% CONVERTIBLE SENIOR NOTES

Company upsizes offering and repurchases 1.8 million shares of its common stock

Covington, LA – November 8, 2006 – Hornbeck Offshore Services, Inc. (NYSE: HOS) today announced pricing of $220.0 million aggregate principal amount of convertible senior notes due November 15, 2026 that were privately offered within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). This represents a $20.0 million increase from the aggregate transaction size announced November 6, 2006. The sale of the notes to the initial purchasers is expected to close on November 13, 2006, subject to customary closing conditions. Hornbeck Offshore has also granted the initial purchasers a 30-day option to purchase up to $30.0 million in aggregate principal amount of additional notes to cover over-allotments.

The notes will initially bear interest at a fixed rate of 1.625% per year, declining to 1.375% beginning on November 15, 2013, and will be guaranteed by the same subsidiaries of Hornbeck Offshore that currently guarantee its existing 6.125% senior notes. In certain circumstances, the notes will be convertible into cash up to the principal amount and shares of Hornbeck Offshore’s common stock for any conversion value above the principal amount or, upon the Company’s election in certain circumstances prior to November 15, 2013, solely into shares of common stock, based on an initial conversion rate of 20.6260 shares per $1,000 principal amount of notes, which corresponds to a conversion price of approximately $48.48 per share. This initial conversion price represents a premium of 37.5% relative to the last reported sale price of Hornbeck Offshore’s common shares on The New York Stock Exchange of $35.26 on November 7, 2006.

Hornbeck Offshore estimates that the net proceeds from this offering will be approximately $213.5 million (prior to any exercise by the initial purchasers of the over-allotment option), after deducting discounts, commissions and estimated expenses. The Company will use a portion of the net proceeds of the offering, along with the proceeds from the sale of the warrants referred to below, to fund the cost of convertible note hedge transactions that it has entered into with certain financial institutions, including affiliates of the initial purchasers. Each of the convertible note

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: Fax:	(985) 727-2000 (985) 727-2006

hedge transactions involves the purchase of call options with exercise prices equal to the conversion price of the notes, and are intended to limit exposure to dilution to the Company’s stockholders upon the potential future conversion of the notes. In addition, Hornbeck Offshore has entered into separate warrant transactions involving the sale of warrants to purchase its common stock to the same financial institutions that entered into the convertible note hedge transactions. The convertible note hedge and warrant transactions will effectively increase the conversion price of the convertible notes to approximately $62.59 per share of Hornbeck Offshore’s common stock, representing a 77.5% premium based on the last reported sale price of $35.26 per share on November 7, 2006. Upon any exercise of the initial purchasers’ over-allotment option, the convertible note hedge and warrant transactions will be proportionately increased.

The Company also expects to use $63.3 million of the net proceeds of the offering to repurchase approximately 1.8 million shares of its common stock contemporaneously with the closing of the notes offering in a privately negotiated block trade with one of the initial purchasers of the notes or one of its affiliates. Upon any exercise of the initial purchasers’ over-allotment option, no additional shares of the Company’s common stock will be repurchased by the Company.

The remaining net proceeds of the offering and the warrant transactions of approximately $129.3 million will be used for general corporate purposes, including possible future acquisitions and additional new vessel construction.

In connection with the initial convertible note hedge and warrant transactions, the financial institutions that are counterparties on the convertible note hedge and warrant transactions or their affiliates expect to purchase shares of Hornbeck Offshore’s common stock in privately negotiated transactions concurrently with or shortly after pricing of the notes. In addition, these financial institutions or their affiliates may modify their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling shares of Hornbeck Offshore’s common stock in secondary market transactions prior to expiration of the convertible note hedge and warrant transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 60 vessels primarily serving the energy industry.

Forward-Looking Statements

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, that represent Hornbeck Offshore’s expectations or beliefs concerning future events. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events or conditions. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. Forward looking statements in this press release regarding Hornbeck Offshore’s expectations of consummating the sale of convertible senior notes, the repurchase of shares of its common stock and the convertible note hedge transactions and warrant transactions are subject to risks and uncertainties. Hornbeck Offshore cannot guarantee that any of these transactions will be completed in the manner described above.

# # #